CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees
Rainier Investment Management Mutual Funds:

We consent to the incorporation by reference in the Post-Effective Amendment No. 17 to Registration Statement (No. 33-73792) on Form N-1A and the Amendment No. 20 to Registration Statement (No. 811-8270) on Form N-1A of our report dated May 6, 2004, related to the March 31, 2004 financial statements of the Rainier Investment Management Mutual Funds (comprised of Small/Mid Cap Equity, Core Equity, Growth Equity, Balanced, and Intermediate Fixed Income Portfolios) and to the reference to our firm under the headings "Financial Highlights" in the Prospectuses and "General Information" in the Statements of Additional Information.

Seattle, Washington
July 29, 2004